As filed with the Securities and Exchange Commission on July 19, 2016

Registration No. _________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMBASSY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania26-3339011

(State or other jurisdiction of incorporation)       (I.R.S. Employer Identification Number)

100 Gateway Drive, Suite 100, Bethlehem PA  18017

       (Address of principal executive offices)  (Zip code)

Embassy Bancorp, Inc. Employee Stock Purchase Plan

(Full title of plan)

David M. Lobach, Jr., Chairman, President & CEO

Embassy Bancorp, Inc.

100 Gateway Drive, Suite 100

Bethlehem, PA 18017

(Name and address of agent for service)

(610) 882-8800

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Rollins, Esquire

Rhoads & Sinon LLP

One South Market Square, 12th Floor

Harrisburg, Pennsylvania 17108-1146

(717) 233-5731

_______

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act.

    Large accelerated filer  ☐      Accelerated filer  ☐

Non-accelerated filer  ☐  (Do not check if smaller reporting company)Smaller reporting company  ☒  ⁪

CALCULATION OF REGISTRATION FEE

Title of Securities Registration to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	350,000 shares	$ 10.56	$ 3,696,000	$ 372.19

(1)Represents the number of shares of common stock that may be issued under the Plan, together with an indeterminate number of shares of the Registrant’s common stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the Registrant’s common stock.  In accordance with Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), as amended, such indeterminable number of additional shares as may be issuable as a result of such adjustments are also registered hereby.

(2)Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c), on the basis of the average of the high and low prices of the common stock of Embassy Bancorp, Inc., as reported on the OTCQX Market Tier of the OTC Markets on July 15, 2016, of $10.56 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information required by Item 1 of Part I of Form S-8.

Item 2.Registration Information and Employee Plan Annual Information.

As permitted by the rules of the SEC, this Registration Statement omits the information required by Item 2 of Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by the Registrant are incorporated into this Registration Statement by reference:

(a)Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015.

(b)Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

(c)Registrant’s Current Reports on Form 8-K filed on February 19, 2016, March 29, 2016, June 16, 2016 and June 17, 2016.

(d)The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on December 11, 2008 pursuant to the Exchange Act, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that

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a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.     Description of Securities.

Not applicable.

Item 5.Interest of Named Experts and Counsel

Not applicable.

Item 6.Indemnification of Directors and Officers

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding and provides for mandatory indemnification under certain circumstances when the indemnified person has been successful in defense of a claim.

Article IX of the Registrant’s bylaws provides as follows:

Section 9.1.  Indemnification of Officers and Directors.  Subject to the limitation hereinafter set forth, the institution shall indemnify each Director and each Officer of the institution or of any organization that he is serving as a Director or Officer at the request of the institution and his heirs and executors or administrators to the full extent permitted by law against, and reimburse him for, all liability and reasonable expense, including but not limited to, court costs, attorneys’ fees and the amount paid in any settlement approved as hereinafter provided, incurred or expended in connection with any claim or proceeding in which he may be involved because of anything he may have done or omitted to do as a Director or Officer of the institution or of any organization that he may have served as a Director or Officer at the request of the institution.  Such indemnification shall not impair any other right any such person may have.

The indemnity and reimbursement herein provided for shall not extend or apply to any liability and expense of any such Director or Officer in any proceeding in which he shall be finally adjudged to have been grossly negligent or to have willfully misconducted himself in the performance of his duties as such Director or Officer, nor to any amount paid to the institution itself.  Indemnity shall apply to and reimbursement be given for an amount paid in settlement only if there shall be a determination, with the advice of counsel for the institution, by members of the Board of Directors not involved in the claim or proceeding and forming a majority of the whole Board of Directors, or by a disinterested person or persons named by the Board of Directors, that the amount is reasonable and that the Director or Officer has not been grossly negligent and has not willfully misconducted himself in his acts or omissions as such Director or Officer in the matter settled.

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Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

5.1	*	Opinion of Rhoads & Sinon LLP.

10.1		Embassy Bancorp, Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix A of Registrant’s definitive proxy
statement filed with the SEC on April 21, 2016).

23.1		Consent of Rhoads & Sinon LLP (included as part of Exhibit 5.1).

23.2	*	Consent of Baker Tilly Virchow Krause, LLP.

24.1		Powers of Attorney (included as part of signature page).

*Filed herewith

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by

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those paragraphs is contained in periodic reports filed by the registrant with the commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem, Commonwealth of Pennsylvania, on July 19, 2016.

EMBASSY BANCORP, INC.
(Registrant)

By:	/s/ David M. Lobach, Jr.
David M. Lobach, Jr.
Chairman, President and Chief Executive Officer

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POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Embassy Bancorp, Inc., a Pennsylvania corporation, constitutes and appoints David M. Lobach, Jr. and Judith A. Hunsicker, with full power of each of them to act alone, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 19, 2016.

Signature	Capacity

/s/ David M. Lobach, Jr.	Chairman, President & Chief Executive Officer
David M. Lobach, Jr.

/s/ Judith A. Hunsicker	Chief Financial Officer
Judith A. Hunsicker

/s/ Frank Banko III	Director
Frank Banko III

/s/ Geoffrey F. Boyer	Director
Geoffrey F. Boyer

/s/ John G. Englesson	Director
John G. Englesson

/s/ Bernard M. Lesavoy	Director
Bernard M. Lesavoy

/s/ John C. Pittman	Director
John C. Pittman

/s/ Patti Gates Smith	Director
Patti Gates Smith

/s/ John T. Yurconic	Director
John T. Yurconic

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INDEX TO EXHIBITS

Exhibit No.		Exhibit

5.1	*	Opinion of Rhoads & Sinon LLP.

10.1		Embassy Bancorp, Inc. Employee Stock Purchase Plan
(incorporated by reference to Appendix A of
Registrant’s definitive proxy statement filed with the
SEC on April 21, 2016).

23.1		Consent of Rhoads & Sinon LLP (included as part of Exhibit 5.1).

23.2	*	Consent of Baker Tilly Virchow Krause, LLP.

24.1		Powers of Attorney (included as part of signature page).

*Filed herewith